Exhibit 107

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

Astrana Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

 Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	Rules 457(c) and 457(r)	341,416(1)	$38.99(2)	$13,311,809.84(2)	$147.60 per $1,000,000	$1,964.83
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$13,311,809.84		$1,964.83
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$1,964.83

(1)	The prospectus supplement to which this Exhibit 107 relates (the “Prospectus Supplement”) registers the resale by the selling stockholders named in the Prospectus Supplement of up to 341,416 shares of common stock of the registrant, which may be issuable in two installments, in each case upon the achievement of certain targets. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), shares registered hereunder also include such indeterminate number of shares of common stock that may be issuable in connection with any stock split, stock dividend, or similar transaction.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(r) under the Securities Act and represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3ASR (File No. 333-274013) paid with the filing of this Prospectus Supplement. The aggregate offering price is based on the average of the high and low prices of the registrant’s common stock as reported on The Nasdaq Stock Market LLC on July 9, 2024.